Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is dated as of March 1, 2006 (the “Effective Date”), and is entered into by and between Allos Therapeutics, Inc., a Delaware corporation (the “Company”), and Michael E. Hart (“Executive” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, Executive has been employed by the Company as President, Chief Executive Officer and Chief Financial Officer of the Company pursuant to an Employment Agreement, dated as of December 17, 2001, by and between the Company and Executive (the “Employment Agreement”); and

WHEREAS, the parties have mutually determined that Executive shall resign from his position as the President and Chief Executive Officer of the Company on the first day of employment of a new Chief Executive Officer of the Company (the “Separation Date”), and, in connection with such separation, the Parties have agreed to settle any and all related agreements between the Parties and their affiliates in the manner set forth herein.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties agree and promise as follows:

Section 1.               Resignation; Consulting.

(a)           Effective on the Separation Date, Executive shall resign from his position as the President, Chief Executive Officer and Chief Financial Officer of the Company, provided that Executive shall resign as Chief Financial Officer as of any earlier date at the request of a majority of the non-executive members of the Board.

(b)           Notwithstanding anything herein to the contrary, in the event that a majority of the non-executive members of the Board determines prior to the Separation Date and in good faith that Executive has not performed his services satisfactorily, Executive shall, upon delivery to Executive of notice of such determination, resign from all of his officer and other employee positions with the Company and each of its affiliates, effective as of the date such notice is delivered, or such later date as is designated in such notice (such date, the “Early Separation Date”).

(c)           Following the Separation Date or the Early Separation Date, as applicable, Executive shall continue to serve on the board of directors of the Company (the “Board”); provided that Executive shall resign as a director of the Company and each of its affiliates immediately following a request from a majority of the non-executive members of the Board.

(d)           Provided that Executive remains employed through the Separation Date, commencing as of the date that Executive ceases to serve as a member of the Board, and provided further that such date of cessation is earlier than December 31, 2007, the Company shall retain Executive as a consultant commencing on such date and ending on December 31,

2007.  Executive acknowledges that the payments being made to him and the benefits being provided to him under this Agreement are partially in consideration of his agreement to provide such consulting services.  All such consulting services shall be rendered by Executive personally and the specific type and amount of such consulting services shall be mutually approved in advance by Executive and the Board and shall be made with consideration of Executive’s other personal and professional commitments following the Separation Date.  The time commitment required for consulting services under this Agreement will generally not exceed 20 hours per month, although the time commitment required during any specific monthly period, however, may vary from the time commitment required in other periods.

Section 2.               Termination Benefits Upon Resignation.  The provisions of this Section 2 shall apply only if Executive complies with the restrictive covenants set forth in Section 6 hereof (the “Restricted Covenants”).

(a)           Severance Payments.  The Company shall continue to pay Executive his base salary (as in effect on the date of termination) for a period of eighteen (18) months following the Separation Date or the Early Separation Date.  Such payments shall be payable in accordance with the Company’s regular payroll practices and such payments are subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with Executive.

(b)           Bonus.

(i)            Executive hereby acknowledges receipt of his 2005 discretionary bonus as determined by the compensation committee of the Board.

(ii)           Provided that Executive remains employed through the Separation Date, Executive shall be eligible to receive a pro rata portion of his discretionary bonus for the 2006 fiscal year, at the sole and complete discretion of the compensation committee of the Board, based on the number of days elapsed from January 1, 2006 through the Separation Date.  Such bonus shall be paid at the same time as annual bonuses are paid to other senior executives of the Company.

(c)           Accrued Obligations.  As soon as practicable following the Separation Date or the Early Separation Date, but in no event later than the time period required under applicable law, the Company shall pay Executive all earned but unpaid base salary through the Separation Date or the Early Separation Date and reimburse Executive for any reasonable unreimbursed expenses incurred in accordance with Company policy.  Additionally, Executive shall be entitled to a payment for all accrued but unused vacation and sick pay that Executive has accrued through the Separation Date or the Early Separation Date.

(d)           Supplemental Insurance.  The Executive shall receive, against presentation of proper receipts, reimbursement on a grossed-up basis, for the after-tax payment of the premiums that Executive is required to make in order to maintain his term life insurance coverage and supplemental disability coverage as in effect immediately prior to the Separation Date or the Early Separation Date, for a period of twenty-four (24) months following the Separation Date or the Early Separation Date.

(e)           Continued Health Coverage.  The Company shall provide Executive the appropriate notice under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”).  Provided that Executive elects group health insurance COBRA continuation coverage for Executive and his eligible dependents, until the earlier to occur of (i) the date on which Executive is eligible for comparable group health insurance coverage provided by a new employer, or (ii) the date which is eighteen (18) months following the Separation Date or the Early Separation Date, the Company shall pay for any monthly COBRA costs payable by Executive.

(f)            Options.

(i)            Vesting.  Provided that Executive remains employed through the Separation Date, notwithstanding the terms of the Executive’s option agreements or the terms of the relevant Company incentive plan, Executive shall continue to vest in his options granted prior to the Effective Date for a period of one (1) year following the Separation Date.

(ii)           Exercise Period.

Provided that Executive remains employed through the Separation Date, all vested options held by Executive on the Separation Date and those options that become vested by operation of Section 2((f)(i) hereof shall remain exercisable until the later of (i) ninety (90) days following Executive’s resignation from the Board or (ii) ninety (90) days following the last day of Executive’s consulting service.

(iii)          New Option Grant.  On the Effective Date, the Company shall grant Executive an option to purchase 50,000 shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”) at an exercise price equal to the fair market value of the Common Stock on the date of grant.

(A)          Provided that Executive remains employed through the Separation Date, one hundred percent (100%) of the options granted pursuant to subsection 2(f)(iii) herein shall vest on the Separation Date, or earlier at the discretion of the Board, and shall remain exercisable until the later of (i) ninety (90) days following Executive’s resignation from the Board or (ii) ninety days following the last day of Executive’s consulting service.  If Executive’s employment as President and Chief Executive Officer is terminated for any reason prior to the Separation Date, the option granted pursuant to subsection 2(f)(iii) herein shall be immediately forfeited upon such termination.

(B)           The option granted to Executive pursuant to subsection 2(f)(iii) herein shall otherwise be subject to the terms and conditions of the Company’s 2002 Broad Based Equity Compensation Plan (the “2002 Plan”).

Section 3.               Other Termination of Employment.  Except as provided in Section 4 hereof and provided that Executive complies with the Restrictive Covenants, in the event that Executive’s employment as President and Chief Executive Officer is terminated for any reason other than by resignation on the Separation Date or the Early Separation Date, Sections 1(d) and 2 hereof shall not apply and Executive (or his estate in the event of his death) shall be entitled only to the following:

(i)            continuation of Executive’s base salary, then in effect, for a period of twelve (12) months following the date of such termination;

(ii)           payment of any accrued but unused vacation and sick leave;

(iii)          except in the case of Executive’s death, reimbursement, on a grossed-up basis, for the after-tax payment of the premiums of Executive’s supplemental disability plan and supplemental life insurance plan for a period of twenty-four (24) months;

(iv)          payment of premiums of Executive’s group health insurance COBRA continuation coverage, including coverage for Executive’s eligible dependents, for a maximum period of twelve (12) months following such termination; provided, however, that the Company shall pay premiums for Executive’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to such termination and the Company’s obligation to pay such premiums shall cease immediately upon Executive’s eligibility for comparable group health insurance provided by a new employer; and

(v)           Executive’s options granted prior to the Effective Date shall remain exercisable following Executive’s termination in accordance with the applicable Company incentive plan pursuant to which such options were granted.

Following any such termination of Executive’s employment, except as set forth in this Section 3, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

Section 4.               Change in Control.  Notwithstanding anything herein to the contrary and provided Executive complies with the Restrictive Covenants, in the event that Executive suffers a “Change in Control Termination” (as defined in the Employment Agreement) prior to the Separation Date, then in lieu of any other post-termination payments or benefits described herein, including without limitation those described Sections 2 and 3 hereof, Executive shall instead be entitled to the payments and benefits described in Section 11(e), “Change in Control Severance Benefits,” of the Employment Agreement, and Section 1(d) hereof shall not apply.  To the extent necessary to comply with Section 409A of the Internal Revenue Code, the parties hereto agree to delay the payment of the “Change in Control Severance Benefits” provided in Section 11(e) of the Employment Agreement for six months.  Once such six month period has expired, the Company shall promptly make all such payments which were delayed during such period.

Section 5.               Termination Date.  The date upon which Executive’s employment as President and Chief Executive Officer is terminated, whether is described in Sections 2, 3 or 4 hereof, is hereinafter referred to as the “Termination Date”.

Section 6.               Restrictive Covenants.  Executive acknowledges that the restrictive covenants set forth in the Proprietary Information, Inventions, Non-Competition, and Non-Solicitation Agreement, attached to the Employment Agreement as Exhibit A, and Sections 12 and 13 of the Employment Agreement shall remain in full force and effect following the Termination Date and Executive further agrees to comply with the terms of such restrictive covenants.

Section 7.               Release.  Notwithstanding anything herein to the contrary, Executive shall not be entitled to any benefits pursuant to this Agreement prior to the time in which he executes a full general release of claims against the Company and its affiliates substantially in the form attached to the Employment Agreement as Exhibit B.

Section 8.               Non-Disparagement.  Executive agrees that, except as required by applicable law, or compelled by process of law, at any time following the date hereof, neither Executive, nor anyone acting on his behalf, shall hereafter make any derogatory, disparaging or critical statement about the Company, the Company’s subsidiaries or affiliates, or any of the Company’s current officers, directors, employees, or shareholders or any persons who were officers, directors, employees, or shareholders of the Company.  The Company agrees that, except as required by applicable law, or compelled by process of law, neither it, nor anyone acting on its behalf, shall hereafter make any derogatory, disparaging or critical statement about the Executive.

Section 9.               Cooperation by Executive.

(a)           Following the Termination Date, Executive will reasonably cooperate in all reasonable respects with the Company and its affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory, or otherwise) brought by or against the Company or any of its affiliates, to the extent the Company reasonably deems Executive’s cooperation necessary.  Executive shall be reimbursed for all reasonable out-of-pocket expenses incurred by his as a result of such cooperation.

(b)           For the period commencing on the Effective Date and ending on the Termination Date, Executive shall devote his full business time, attention, skill and best efforts to the performance of his duties as the Company’s President, Chief Executive Officer and (if applicable) Chief Financial Officer.

Section 10.             Indemnification.  The Company acknowledges that (a) its by-laws (or those of one or more of its affiliates) contain provisions indemnifying directors and officers to the fullest extent permitted by applicable law and (b) Executive is covered by such provisions (as such provisions are in effect on the Termination Date) to the extent permitted by applicable law even after the Termination Date with respect to such matters occurring during the course of Executive’s employment before the Termination Date, subject to the terms of such by-law provisions (as such provisions are in effect on the Termination Date).

Section 11.             Confidentiality of Agreement.  Executive hereby agrees to keep the terms of this Agreement confidential; provided, that the obligations of Executive under this Section 11 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency, to either Executive’s counsel, or to Executive’s immediate family.

Section 12.             Opportunity for Advice.  By signing this Agreement, Executive acknowledges that with the advice of the Company, he has had a reasonable opportunity to consider advice from his legal counsel.  Fully understanding these terms, Executive is entering into this Agreement knowingly and voluntarily.  The Company hereby agrees to pay the reasonable fees and expenses of the Executive’s legal counsel incurred in connection with the negotiation and review of this Agreement, up to a maximum of $10,000.

Section 13.             Entire Agreement.  This Agreement represents the entire agreement of the parties with respect to Executive’s engagement and termination thereof, and supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

Section 14.             Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

Section 15.             Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

Section 16.             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

/s/ Michael E. Hart
Michael E. Hart

ALLOS THERAPEUTICS, INC.

By:	/s/ Stephen J. Hoffman
Name:	Stephen J. Hoffman
Title:	Chairman